Exhibit 99.2

FOR IMMEDIATE RELEASE

Organogenesis Appoints Jon Giacomin to Board of Directors

CANTON, Mass., May 10, 2021 — Organogenesis Holdings Inc. (Nasdaq: ORGO), a leading regenerative medicine company focused on the development, manufacture, and commercialization of product solutions for the Advanced Wound Care and Surgical & Sports Medicine markets, today announced the appointment of Jon Giacomin to the Company’s Board of Directors, effective May 7, 2021. The Company also announced that Wayne Mackie resigned as a member of the Company’s Board of Directors effective May 7, 2021. Mr. Mackie’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

“Jon is a proven leader who brings significant expertise from a nearly 30 year career in the healthcare sector,” said Gary S. Gillheeney, Sr., President and Chief Executive Officer of Organogenesis. “We believe his demonstrated capabilities in leading large, diversified healthcare businesses make him an ideal addition to our Board of Directors, and we look forward to leveraging his guidance and insight during our next phase of growth and development.”

Mr. Gillheeney continued: “On behalf of the Board of Directors, I would like to thank Wayne for his important contributions to the Organogenesis Board.”

Mr. Giacomin currently serves as the Chief Executive Officer of U.S. Anesthesia Partners, Inc. (“USAP”), a privately-owned, single-specialty anesthesia practice that serves over 2.3 million patients across the nation annually. Prior to joining USAP, Mr. Giacomin held various leadership positions at Cardinal Health, Inc. (NYSE: CAH) from 2001 to 2019, a leading distributor of pharmaceuticals, global manufacturer and distributor of medical and laboratory products and provider of performance and data solutions for health care facilities. Mr. Giacomin most recently served as Chief Executive Officer of Cardinal Health’s Medical Segment, a business which generated over $15 billion in revenue during the most recently completed fiscal year. During his career at Cardinal Health, he also served as Chief Executive Officer of its Pharmaceutical Segment from 2014 to 2018, which generated over $130 billion in revenue during the most recently completed fiscal year.

Mr. Giacomin began his career as a Nuclear Engineer and Surface Warfare Officer in the U.S. Navy and subsequently held positions at Sotera Health Company (Nasdaq: SHC) and Griffith Micro Science International Inc. before joining Cardinal Health. He holds a B.S. in Mechanical Engineering from the University of Notre Dame, and an MBA in Finance from the University of Chicago’s Booth School of Business.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Organogenesis Holdings’ expected growth opportunities and strategy to deliver strong growth and improving profitability, that involve a number of risks and uncertainties. Statements that are not historical facts are based on Organogenesis Holdings’ current expectations, beliefs and assumptions. There can be no assurance that Organogenesis Holdings will grow or improve its profitability. Important factors that could cause actual outcomes to differ materially from those indicated by these forward-looking statements include, but are not limited to: (1) the Company has incurred significant losses since inception and may incur losses in the future; (2) the Company faces significant and continuing competition, which could adversely affect its business, results of operations and financial condition; (3) rapid technological change could cause the Company’s products to become obsolete and if the Company does not enhance its product offerings through its research and development efforts, it may be unable to effectively compete; (4) to be commercially successful, the Company must convince physicians that its products are safe and effective alternatives to existing treatments and that its products should be used in their procedures; (5) the Company’s ability to raise funds to expand its business; (6) the impact of any changes to the reimbursement levels for the Company’s products and the impact to the Company of the loss of preferred “pass through” status for PuraPly AM and PuraPly on October 1, 2020; (7) changes in applicable laws or regulations; (8) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (9) the Company’s ability to complete the relaunch of Affinity and to maintain production in sufficient quantities to meet demand; (10) the COVID-19 pandemic and its impact, if any, on the Company’s fiscal condition and results of operations; and (11) other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) of the Company’s Form 10-K for the year ended December 31, 2019 and its subsequently filed periodic reports. Organogenesis Holdings cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Organogenesis Holdings undertakes no obligations to update or revise these statements, except as may be required by law.

About Organogenesis Holdings Inc.

Organogenesis Holdings Inc. is a leading regenerative medicine company offering a portfolio of bioactive and acellular biomaterials products in advanced wound care and surgical biologics, including orthopedics and spine. Organogenesis’s comprehensive portfolio is designed to treat a variety of patients with repair and regenerative needs.

Investor Inquiries:

Westwicke Partners

Mike Piccinino, CFA

OrganoIR@westwicke.com

Press and Media Inquiries:

Organogenesis

Lori Freedman

freedman@organo.com